[LETTERHEAD OF KPMG]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
SmarTire Systems Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-122098, 333- 107904, 333-107903, 333-93021, 333-80923, 333-67751and
333-55810) on Form S-8 of SmarTire Systems Inc. of our report dated September 16, 2005, except for note 19(b) which is as of September 23, 2005, with respect to the consolidated balance sheets of SmarTire Systems Inc. as of July 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three year period ended July 31, 2005, which report appears in the July 31, 2005, annual report on Form 10- KSB/A of SmarTire Systems Inc. Our report dated September 16, 2005, except for note 19(b) which is as of September 23, 2005 includes additional comments for U.S. readers on Canada - U.S. reporting differences that states that the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada
February 24, 2006